Exhibit 2.4

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

GLUCOSE BIOSENSOR SYSTEMS (GREATER CHINA) HOLDINGS, INC.

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), in order to amend its certificate of incorporation pursuant to section 242 of the DGCL, hereby certifies the following:

1.       The name of the corporation is Glucose Biosensor Systems (Greater China) Holdings, Inc. The corporation was originally incorporated under the same name, and the corporation’s original certificate of incorporation was filed with the Secretary of State of Delaware on December 5, 2016.

2.       Effective upon the filing of this certificate of amendment with the Secretary of State of the State of Delaware, a 1.090909-to-one reverse stock split for each share of common stock of the corporation outstanding or held in treasury immediately prior to such time shall automatically and without any action of the part of the holders thereof occur (the “Reverse Stock Split”), such that the total of 9,000,000 shares of common stock outstanding immediately prior to the Reverse Stock Split shall be reverse split to a total of 8,250,000 shares of common stock outstanding upon the Reverse Stock Split. The par value of the common stock shall remain $0.01 per share. No fractional shares of common stock shall be issued upon the Reverse Stock Split. In lieu of any fractional shares of common stock to which the shareholder would otherwise be entitled upon the Reverse Stock Split, the corporation shall pay cash equal to such fraction multiplied by the then fair market value of the common stock as determined by the board of directors of the corporation.

3.       This amendment of the certificate of incorporation herein certified has been duly adopted by the board of directors of the corporation and approved by the sole shareholder of the corporation in accordance with the provisions of section 242 of the DGCL.

IN WITNESS WHEREOF, said Glucose Biosensor Systems (Greater China) Holdings, Inc. has caused this certificate of amendment to certificate of incorporation to be signed by an authorized officer, this 8th day of August, 2018

GLUCOSE BIOSENSOR SYSTEMS (GREATER CHINA) HOLDINGS, INC.

By:	/s/ Harry Simeonidis
Name: Harry Simeonidis
Title: President